UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2006 (June 14, 2006)

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 14, 2006, World Fuel Services Corporation (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Robert S. Tocci, Executive Vice President and Chief Financial Officer of the Company, in connection with Mr. Tocci’s resignation from the Company. The principal terms of the Separation Agreement are as follows:

•	The Company will make payments to Mr. Tocci equal to (i) the salary which would have been paid to Mr. Tocci over the remaining term (9 1/2 months) of his employment contract, (ii) a severance payment equal to six months of salary, plus 50% of the average of his last two annual bonuses and (iii) a prorated portion of the bonus Mr. Tocci would have earned had he remained employed for the full fiscal year. These amounts will be paid at various specified times over a period of two years.

•	16,668 unvested stock options and 20,365 unvested restricted shares previously awarded to Mr. Tocci will remain outstanding and continue to vest in accordance with their original terms of grant. 109,089 unvested stock-settled stock appreciation rights and 12,120 unvested restricted shares previously awarded to Mr. Tocci shall be forfeited.

•	The Company will pay for up to 18 months of family medical insurance coverage.

•	For a period of one year, Mr. Tocci will be available to provide the Company with a minimum of 35 hours of consulting services per month, without additional compensation.

•	Mr. Tocci is prohibited from competing with the Company and its subsidiaries for a period of two years.

•	Mr. Tocci and the Company and its subsidiaries mutually released one another from any claims each may have against the other, with certain limited exceptions.

Item 1.02. Termination of a Material Definitive Agreement

On June 14, 2006, Mr. Tocci’s employment agreement with the Company, dated January 13, 2005, was terminated.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 15, 2006, the Company issued a press release (the “Press Release”) announcing that Mr. Tocci had resigned from the Company. A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference

The effective date of Mr. Tocci’s resignation was June 14, 2006. Francis X. Shea, the Company’s Chief Risk and Administrative Officer, will serve as Interim Chief Financial Officer until Mr. Tocci’s replacement has been identified. Prior to serving as Chief Risk and Administrative Officer, Mr. Shea served as the Company’s Chief Financial Officer from July 2002 until January 2005. Information regarding Mr. Shea’s employment history and other matters has been disclosed by the Company in its Definitive Proxy Statement on Schedule 14A filed with the SEC on May 18, 2006.

The Press Release also announced that the Company has promoted Paul M. Nobel to the position of Senior Vice President and Chief Accounting Officer. Mr. Nobel, age 38, was promoted effective June 14, 2006. He has served as the Company’s Senior Vice President – Corporate Finance since July 2005. In this capacity, he was responsible for overseeing the Company’s financial reporting and corporate accounting, as well as other finance related matters. Prior to joining the Company, Mr. Nobel was with Mayor’s Jewelers, Inc., a publicly held luxury jeweler, from 2003 to July 2005 as Vice President of Finance. From 1993 to 2003, Mr. Nobel was with Deloitte & Touche LLP serving in various capacities, most recently Senior Manager, Assurance and Advisory Services.

Mr. Nobel has an employment agreement with the Company under the terms of which the Company has agreed to employ him until July 18, 2006. Pursuant to this agreement, Mr. Nobel receives a base salary of $195,000 per year. He is also eligible to receive an annual performance bonus in an amount to be determined by the Company, but no less than $20,000 annually. Mr. Nobel’s target bonus for 2006 is $75,000. The agreement prohibits Mr. Nobel from competing with the Company for a period of one year following the termination of his employment for any reason.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

	Exhibit No.	Description
	99.1	Press Release dated June 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 15, 2006	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
General Counsel and Corporate Secretary